EXHIBIT 10.6

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT {the "Agreement") is made and entered into this 13th day of June 2007, by and among Isonics Corporation, a California corporation (the "Seller"), and Advanced Medical Isotopes Corporation, a Delaware corporation (the "Buyer"). Buyer and Seller are each a "Party" and collectively are the "Parties."

Explanatory Statement

A.           The Seller has operated a business segment that it has referred to as its life sciences segment. The Seller has described this segment as follows:

"Our life sciences division has historically been primarily a distribution business. We acquire isotopes from several manufacturers who are located primarily in republics that were part of the former Soviet Union. We buy these isotopes from the manufacturers and resell them in the form of common chemical compounds. For example, oxygen-18 is sold as water, and zinc-68 is sold as zinc oxide. We sell these isotopes for use in basic scientific research, medical diagnostics/therapy and industrial applications. An isotope is one of two or more species (or nuclides) of the same chemical element that differ from one another only in the number of neutrons in the atom's nucleus. The different number of neutrons can create significantly different nuclear properties. The most well known of these properties is radioactivity. Radioactive isotopes (or radioisotopes) can be found in nature. Most of our radioisotopes, however, are man-made. Stable isotopes, as distinguished from radioisotopes, are not radioactive."

The Seller has published further information about its life sciences business segment in its reports filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "1934 Act").

B.           The Buyer is experienced in the offer and sale of isotopic and other materials similar to the Seller's life sciences segment, and desires to purchase the assets constituting the Seller's life sciences segment, which assets (the "Assets") are more fully described in Exhibit "A" attached hereto and by this reference incorporated herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the Parties hereby covenant, promise, agree, represent and warrant as follows:

1.             Purchase and Sale of Assets. Seller agrees to sell, assign, transfer and deliver to the Buyer and Buyer agrees to purchase from the Seller all of Seller's right, title and interest in and to the Assets (the "Sale" or "Transaction").

2.             Assumed Contract Rights and Liabilities. Except for the contracts specifically described on Exhibit "A", the Buyer does not assume, and shall not be liable for any of the Seller's liabilities or obligations, known or unknown, fixed or contingent, whether existing now or in the future with respect to, any contracts or contractual obligations from the Seller, including the current dispute between the Seller and Central Radiopharmaceutical Services ("CRS") regarding moneys owed to CRS for services previously provided. To the extent that any of the contracts being assumed by the Buyer {the "Assumed Contracts") require the consent of another party to the contract, Buyer's assumption of the contract shall be contingent on such approval. Provided, however, that in the event consent is not obtained, Seller may, at its option, if permitted by the contract and Seller can do so without breach of the contract, cancel the contract or continue the contract and subcontract to Buyer until the expiration of its term and Buyer, as subcontractors, shall reimburse Seller for all payments made under such contracts after the Closing Date. Buyer shall have no obligation to reimburse Seller for any costs or damages incurred as a consequence of Seller's breach of a contract or paid as a requirement of obtaining consent to the assumption or subcontracting.

3.             Purchase Price. In consideration of the Sale of the Assets by the Seller to the Buyer, the Buyer shall pay to Seller at the Closing in cash or immediately available funds a total of $850,000 (the "Purchase Price"):

4.             Closing. The "Closing" shall be the completion of the Sale contemplated by this Agreement. The date of Closing (the "Closing Date") shall be as mutually agreed upon by the Parties but in no event later than May 31, 2007, unless extended by the mutual agreement of the Parties. The Closing will take place at the offices of Burns, Figa & Will, P.C., Suite 1000, 6400 South Fiddler's Green Circle, Greenwood Village, CO 80111.

5.             Conduct of Business Prior to Closing. Except as set forth in Exhibit B, the Seller shall continue to conduct the business of its life sciences segment as such business has historically been conducted over the past year. Each Party will keep the other Party advised of any material developments relevant to this Transaction.

6.             Possession of the Assets. The Buyer shall take possession of the Assets at the Closing. The Seller will assist the Buyer as may be reasonably necessary in transferring the Assets to the Buyer's possession, although any freight or other expenses incurred (other than expenses of the Seller's employees) will be paid by Buyer.

7.             Condition of Assets; No Warranties. The Seller and Buyer agree that the Buyer will be acquiring the Assets as-is, where-is, and without any warranties of merchantability or fitness for a particular purpose and all such warranties are hereby expressly disclaimed. The only warranties of Seller are those specifically set forth herein, and there will be no implied warranties. The cost of maintaining the Assets prior to the Closing Date shall be the Seller's expense.

8.             Employees. The Seller will retain responsibility for any of its employees normally dealing with the Assets or the life sciences business. To the extent that the Buyer desires to use the services of any such employee, the Buyer may, in its discretion and upon prior written notice to the Seller, contract with such employee.

9.             The Seller's Warranties and Representations. The Seller represents and warrants to the Buyer as follows:

a.    Due Organization; Good Standing; Authority of Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Seller has full right, power and authority to own, lease and operate its properties and assets, and to carry on its business. The Seller is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Seller's articles of incorporation or bylaws to the date of this Agreement.

b.           Authorization and Validity of Agreements. The Seller has the full right, power and authority to execute and deliver this Agreement and the other documents contemplated for the Closing (collectively the "Closing Documents") and to perform the transactions contemplated by the applicable Closing Documents. This Agreement has been duly executed and delivered by the Seller.

c.           Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, delivery, and performance of the applicable Closing Documents by the Seller and the completion of the Sale will not conflict with, require any consent, approval, or filing under, result in the breach or termination of, or constitute a default under the Seller's articles of incorporation or bylaws, or any contract, covenant, judgment, order or decree to which the Seller or any of the Assets is bound.

d.           Legal Proceedings. There is no action, suit, proceeding, claim or arbitration, or any investigation by any person or entity including, but not limited to, any government or governmental agency, (i) pending, to which the Seller is a party, or threatened against or relating to the Seller which affects or may affect the Seller's ability to complete the transactions contemplated hereby; (ii) challenging the Seller's right to execute, deliver, perform under or complete the transactions contemplated by the Closing Documents, except for the mediation demand filed by the producer of 111 indium, CRS, regarding the amount of money owed to CRS for certain services previously provided to the Seller (which claim and potential liability the Seller is retaining). To the Seller's knowledge, there are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws either contemplated or currently undertaken by the Seller, or pending or threatened against the Seller, or any portion of the Assets.

e.           Assets. The Seller has, and shall have effective as of the Closing, good and marketable title to each and all of the Assets, free and clear of any and all liens, agreements, restrictions, claims, security interest, pledges, charges, equities and other encumbrances except the security interest granted to Cornell Capital Partners, L.P., which interest Cornell will, prior to the Closing, release in writing and except for a security interest held by General Electric Capital in the PerkinElmer Optima 2000 (the "ICP"), collateralizing a debt which the Seller will repay in full from the proceeds of the Closing and for which the Seller will obtain a release from the creditor.

f.           Records. The Records that have been delivered by the Seller to the Buyer or that shall be delivered by the Seller to the Buyer are true, correct and complete.

g.          Taxes. The Seller has, prior to the date hereof, paid any and all taxes due and payable in connection with the Assets through the calendar year 2006.

h.           No Material Omissions or Misrepresentations. This Agreement and the exhibits hereto do not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein and herein, in light of the circumstances under which they were made, not misleading. The Seller has no knowledge of any circumstances that might materially adversely impact the value of the Assets prior to the Closing Date.

i.           Other Acts. The Seller will execute any other documents reasonably required to carry out the intent of this Agreement, including specific transfer documents to be executed by the Seller with respect to any of the Assets that require separate documents of transfer.

10.    Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that:

a.           Due Organization; Good Standing; Authority of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to transact business in the state of Washington. The Buyer has full right, power and authority to own, lease and operate its properties and assets, and to carry on its business. The Buyer is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Buyer's articles of incorporation or bylaws to the date of this Agreement.

b.           Authorization and Validity of Agreements. The Buyer has the full right, power and authority to execute and deliver this Agreement and the other Closing Documents and to perform the transactions contemplated by the applicable Closing Documents. This Agreement has been duly executed and delivered by the Buyer.

c.           Agreement Not in Conflict with Other Instruments. The execution, delivery, and performance of the applicable Closing Documents by the Buyer and the completion of the Sale will not conflict with, require any consent, approval, or filing under, result in the breach or termination of, or constitute a default under the Buyer's articles of incorporation or bylaws, or any contract, judgment, order or decree to which the Buyer are bound.

d.           Legal Proceedings. To the Buyer's knowledge, there is no action, suit, proceeding, claim or arbitration, or any investigation by any person or entity including, but not limited to, any government or governmental agency, (i) pending, to which the Buyer (or any of them) are a party, or threatened against or relating to the Buyer which affects or may affect the Buyer's ability to complete the transactions contemplated hereby; (ii) challenging the Buyer's right to execute, deliver, perform under or complete the transactions contemplated by the Closing Documents. To the Buyer's knowledge, there are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws either contemplated or currently undertaken by the Buyer, or pending or threatened against the Buyer, or any property or assets of the Buyer.

e.           No Material Omissions or Misrepresentations. This Agreement and the exhibits hereto do not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

f.           Financial Condition. The Buyer is not insolvent and the completion by the Buyer of the purchase of the Assets will not result in the Buyer becoming insolvent or unable to pay its debts as they may become due.

g.           Other Acts. The Buyer will execute any other documents reasonably required to carry out the intent of this Agreement.

11.    Conditions to the Buyer's Obligation to Close. The obligations of the Buyer to complete the Sale under this Agreement are conditioned upon and subject to the satisfaction of the following conditions, each of which may be waived in writing by the Buyer:

a.           The representations and warranties of the Seller set forth in this Agreement and all documents delivered pursuant hereto or in connection with the Transaction shall be true and correct in all material respects when made and on the Closing Date.

b.           The Seller shall have performed in all material respects the covenants, agreements and obligations required to be performed by Seller under this Agreement prior to and on the Closing Date.

c.           This Agreement and the transactions contemplated hereby shall have been approved by the Seller's Board of Directors.

d.           The Buyer shall have completed its due diligence review of the life sciences' business, assets, liabilities, legal matters, employment matters, financial condition, customer matters, supplier matters and employee matters and its contact and communication with the suppliers, customers and employees of the life sciences division , and this review and contact shall have confirmed the accuracy and completeness of the information concerning the life sciences division's customers, suppliers and employees previously supplied by the Seller.

12.    Conditions to the Seller's Obligation to Close. The obligations of the Seller to complete the Sale under this Agreement are conditioned upon and subject to the satisfaction of the following conditions, each of which may be waived in writing by the Seller:

a.           The Buyer shall have delivered to the Seller the Purchase Price.

b.           The representations and warranties of the Buyer set forth in this Agreement and all documents delivered pursuant hereto or in connection with the Transaction shall be true and correct in all material respects when made and on the Closing Date.

c.           The Buyer shall have performed in all material respects the covenants, agreements and obligations required to be performed by the Buyer under this Agreement prior to and on the Closing Date.

13.    Actions to Be Taken at Closing. At Closing the following actions shall be taken by the following persons:

a.           The Buyer shall deliver the Purchase Price to Seller by wire transfer or in immediately available funds as may be directed by Seller.

b.           The Seller shall execute and deliver to the Buyer a Bill of Sale, with warranties of title, pursuant to which the Seller shall sell, assign, and transfer to the Buyer the Assets that can be transferred by Bill of Sale.

c.           The Seller shall execute and deliver to the Buyer an Asset Assignment pursuant to which the Seller shall sell, assign and transfer to the Buyer any portion of the Assets that cannot be transferred by Bill of Sale.

d.           At the Closing, the Seller will retain all inventory of Oxygen-18 in the form of water and, after the Closing, may continue to fulfill its contractual obligations with respect thereto, and offer the remaining inventory for sale. Buyer may sell Oxygen-18 after Seller has disposed of its inventory. Seller and Buyer will work cooperatively after the Closing to transition Seller's contracts and relationships for the Purchaser and sale of Oxygen-18 to the Buyer, who agrees to assume such obligation.

14.    Indemnification.

a.    The Buyer's Indemnity Obligations. The Buyer, and its legal representatives, guardians, directors, officers, shareholders, successors and assigns, hereby jointly and severally agree to indemnify and hold harmless the Seller, and its officers, directors, shareholders, employees, successors and assigns from and against any and all claims, liabilities, suits, actions, proceedings, demands, damages, losses, costs, and expenses {including reasonable attorneys' fees and experts' fees) arising out of or in connection with:

i.              Any misrepresentation or breach by the Buyer of any representation or warranty contained in any Closing Document or exhibit thereto.

ii.             Any nonperformance, failure to comply or breach of or default by the Buyer under any covenant, promise or agreement of the Buyer contained in this Agreement or exhibit hereto.

b.    The Seller's Indemnity Obligations. The Seller and its legal representatives, guardians, directors, officers, shareholders, successors and assigns, hereby jointly and severally agree to indemnify and hold harmless the Buyer, and its officers, directors, shareholders, employees, successors and assigns from and against any and all claims, liabilities, suits, actions, proceedings, demands, damages, losses, costs, and expenses (including reasonable attorneys' fees and experts' fees) arising out of or in connection with:

i.              Any misrepresentations or breach by the Seller of any representation or warranty contained in any Closing Document or exhibit thereto.

ii.             Any nonperformance, failure to comply or breach of or default by the Seller under any covenant, promise or agreement of the Seller contained in this Agreement or contained in any Closing Document or exhibit thereto.

c.    Notice: Disposition. The indemnified Party shall notify the indemnifying Party in writing of any such claim for indemnification with reasonable promptness. The indemnifying Party or its representatives shall have, at its election, the right to compromise, defend or cure any such claim at the indemnifying Party's sole expense. The indemnifying Party shall keep the indemnified Party reasonably apprised of the matter and shall consider input offered by the indemnified Party in resolving the matter.

15.    Expenses of Sale.

a.            All sales, transfer and use taxes incurred in connection with the sale, assignment, transfer and delivery of the Assets shall be paid by the Buyer.

b.            Each Party shall bear the fees and expenses of its professional advisers incurred in connection with the negotiation of this agreement or the letter of intent between the parties dated March 12, 2007, completion of any due diligence investigation, and the completion of the transactions contemplated hereby.

c.            Neither Party has engaged a broker to facilitate the Sale. Any claims for commissions or fees made against any Party in connection with this Transaction shall be handled and paid by the Party whose actions form the basis of such claim.

16.    Entire Agreement. This Agreement constitutes the entire, integrated agreement of the Parties with respect to the subject matter hereof, and shall supersede any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, respecting the subject matter hereof. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all Parties.

17.    Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement shall be in writing and shall be given as follows: by personal delivery against a receipted copy; overnight courier, or by U.S. registered or certified mail, return receipt requested, postage prepaid:

If to the Buyer:	Advanced Medical Isotopes Corporation Attn: James C. Katzaroff, President

7203 W. Deschutes Avenue, Suite C Kennewick, WA 99336 Tel:509-374-4038 Fax: 509-736-7001 www.advancedmedicalisotopes.com

If to the Seller:	Isonics Corporation Attention: John Sakys, President 5906 McIntyre Street Golden, Colorado 80403 Tel:303-279-7900 Fax: 303-279-7300 www.isonics.com

With a copy to:	Burns Figa & Will, P.C. Herrick K. Lidstone, Jr., Esq. 6400 S. Fiddlers Green Circle Suite 1000 Greenwood Village, Colorado 80111

Any such notice shall be deemed to be received: (a) if delivered personally, on the date of such delivery; (b) if mailed by certified or registered mail, on the third business day following mailing; or (c) if sent by overnight courier, on the date of delivery as reflected in the records of the courier.

18.           Survival. Except as otherwise provided herein, all of the representations and warranties of the Parties contained in this Agreement as well as the exhibits to this Agreement and those contained in the documents delivered in connection with the Closing of this Transaction, shall be true on and as of the Closing Date, as though made at Closing. Any claims based upon this Agreement, including breach of representations, warranties and indemnity obligations, shall survive the Closing of this Transaction and remain in full force and effect for a period of one year from the Closing Date, but not thereafter, and shall not be deemed merged in any document or instrument executed or delivered at the Closing.

19.           Incorporation of Exhibits. All exhibits attached to this Agreement are hereby incorporated herein by this reference.

20.           Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties.

21.           Contract Interpretation; Severability. All Parties have participated in the negotiation of this Agreement. This Agreement shall not be construed either for or against either Party by virtue of mere drafting. Capitalized terms shall carry the meaning ascribed to such terms, even if such terms appear before the actual definition thereof. If any provision hereof shall be held invalid, illegal or unenforceable in any respect, such provision shall be deemed modified to the extent necessary to make such provision enforceable to the fullest extent permitted by law. In the event modification will not remedy the invalidity, illegality or unenforceability of the provision, such provision shall not affect any other provision hereof, and this Agreement shall be construed as if such provision had never been contained herein.

22.           Waiver. No delay or failure to exercise any right or remedy accruing to a party upon any breach by the other party under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver of any condition or the breach of any term or condition herein shall not be deemed to be a waiver of any other condition or of any subsequent breach of any term, covenant or condition hereof.

23.           Governing Law; Attorneys' Fees. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado. Any legal action related to this Agreement shall be brought exclusively in the County of Jefferson, State of Colorado or in the federal courts that include Jefferson County, Colorado. In any such action, the court shall award to the prevailing Party its costs, expenses, and reasonable attorneys' fees payable by the other Party.

24.           Confidentiality.

a.
Without the prior written consent of both parties, no disclosure shall be made except as required by law. Any disclosure that one party (the "Disclosing Party") may desire to make, or may believe is required by law, must be provided to the other party in substantially final, or final, form not less than one business day prior to the day that the Disclosing Party intends to make such disclosure. If the other party reasonably objects to the disclosure to be made by the Disclosing Party, the two parties will work together to draft disclosure that is acceptable to both parties.

b.
Since both the Seller and the Buyer are subject to the reporting requirements of the 1934 Act, prior to signing this Agreement they will negotiate the language for a press release announcing the signing of this Agreement. Each of the Parties will use language similar to the press release to make any report on Form 8-K required.

c.
The Buyer agrees that all information provided by or on behalf of the Seller in connection with the contemplated Sale is confidential and shall not be used or disclosed except to those persons with a specific need to know such information, and then only if such persons agree in writing to protect the confidential nature of the information.

d.	Nothing herein is intended to terminate, amend, or otherwise modify the nondisclosure and confidentiality agreement between the parties dated February 7, 2007.

25.           Further Assurances. The Parties shall execute and deliver after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as may be reasonably requested in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

26.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date set forth above.

SELLER:	BUYER:

ISONICS CORPORATION	ADVANCED MEDICAL ISOTOPES CORPORATION

/s/ John Sakys	/s/ James C. Katzaroff
John Sakys, President	James C. Katzaroff, President

EXHIBIT A
THE ASSETS

Assets Relating to 111lndium

Intellectual Property owned by Isonics and related to the production of Indium-111 is focused on the Chemical Separation of Indium from a Cadmium-112 target. Associated processes in support of this separation method include the plating process used to prepare an enriched Cadmiun -112 target, and the recovery of Cadmim-112. This recovered cadmium is then recycled and used again to plate future targets for irradiation.

I.          Target Plating:

The UB standard target is fabricated as a solid copper bar or plate. The plating procedure developed is a two step process. The copper bar is first plated with a silver coating. This reduces the amount of copper introduced into the chemical process as well as the radio impurities produced in the copper during irradiation.

Enriched cadmium is then plated over the silver surface. The plating procedure developed is based upon a sulfate plating bath. The bath is used until it has been depleted of cadmium.

II.          Chemical Separation:

Indium-111 is separated from the target cadmium after dissolution of the cadmium from the plated target. Indium is separated utilizing a liquid — liquid extraction method. The indium is further purified using ion exchange chromatography. Chemical purity is verified utilizing ICPOES Spectroscopy. The extractions are accomplished utilizing developed equipment specific to this process. Equipment is a series of containers remotely manipulated and a series of traps utilized to control any possible emissions to the air handling system.

III.          Target recovery:

The dissolved cadmium from which Indium is separated is reserved and stored for decay and eventual recycling into the process. After appropriate decay, several targets are combined for recovery. The developed procedures utilize precipitation and ion — exchange chromatography to remove all chemical and radiochemical purities. The developed procedure results in the production of a new plating bath.

IV.            Customer List

V.           Assets Located at Central Radiopharmaceutical Services, Buffalo, New York Hot cell and remote handling manipulators

ICP-OES Spectrometer

Four (4) fume hoods

Laboratory benches under fume hoods

Laboratory benches in support closet

Air compressor in mezzanine area

Hot cell ion chamber and supporting electronics

Capintech dose calibrator and supporting electronics

Target plating cells and supporting electronics

Assets relating to 225Actinium

Contract 840/08624243/00265 between Isonics Corporation and Kurchatov Institute dated July 14, 2004.

Contract 840/08624390/14-09-03 between Isonics Corporation and Institute for Physics and Power Engineering (IPPE) dated May 19, 2004 and amended on February 3, 2006 with Amendment #1.

Customer List

Assets relating to 180xygen

Production, Marketing and Sales Agreement among Isonics Corporation, Global Scientific Technologies and Center of Molecular Research dated July 25, 2001.

Customer List

EXHIBIT B
Conduct of Business Prior to Closing

1.	The Seller has not been producing 111indium since January 2007.
2.
The Seller and the producer of 111indium, Central Radiopharmaceutical Services (CRS), disagree on the amount of money owed to CRS for previous services and may enter into mediation if the dispute cannot be resolved.

3.	The Drug Master File (DMF) for 111indium is not complete and has not been submitted to the FDA.
4.	The second manufacturer of 225actinium, Kurchatov Institute, has not yet shipped evaluation samples of the material.